Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors Vical Incorporated:

We consent to the incorporation by reference in the registration statements (No. 33-60826, No. 33-60824, No. 33-81602, No. 33-81600, No. 33-87972, No. 333-30181, No. 333-80681, No. 333-60293, No. 333-66254, No. 333-97019, No. 333-107581, and No. 333-116951) on Forms S-8 and (No. 333-107986 and No. 333-131307) on Forms S-3 of Vical Incorporated of our report dated February 6, 2004, with respect to the statements of operations, stockholders’ equity, and cash flows of Vical Incorporated for the year ended December 31, 2003, which report appears in the December 31, 2005 annual report on Form 10-K of Vical Incorporated.

/s/    KPMG LLP

San Diego, California

March 7, 2006